Exhibit 3.185

CERTIFICATE OF INCORPORATION

of

Texas Genco Financing Corp.

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

FIRST: The name of the corporation is Texas Genco Financing Corp. (hereinafter called the “Corporation”).

SECOND: The address of the Corporation’s registered office in the state of Delaware is the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time, or any successor statute.

FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 1,000 shares of common stock, par value $.01 each.

FIFTH: The name and address of the incorporator is Kenneth E. Young, 425 Lexington Avenue, New York City, New York 10017.

SIXTH:

(1) Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or to stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article Sixth, Section (1) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(2) To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the Corporation or by reason of the fact that he or she is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

SEVENTH: The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on November 24, 2004.

/s/ Kenneth E. Young
Kenneth E. Young
Sole Incorporator